EXHIBIT 99.01

FOR IMMEDIATE RELEASE	For more information contact:

Valerie Carmello – Investor Relations
Jennifer Gery – Media
Brainerd Communicators Inc.
(212) 986-6667

STRAYER EDUCATION, INC. REPORTS RECORD
THIRD QUARTER 2001 ENROLLMENT, REVENUES AND OPERATING INCOME;

— Strayer University Fall 2001 Enrollments Up 16% —
— Strayer Fall 2001 ONLINE Enrollments Increase 80% —
— Third Quarter Operating Income Rises 25%

WASHINGTON, DC, November 1, 2001—Strayer Education, Inc. (Nasdaq:STRA) (the “Company”) today announced financial results for the three and nine months ended September 30, 2001. Financial highlights are as follows:

Three Months

•	Revenues for the three months ended September 30, 2001 increased 24.0% to $18.2 million, compared to $14.7 million for the same period in 2000.

•	Operating income rose 25.2% to $2.7 million from $2.2 million for the same period in 2000. Operating margins rose to 15.1% compared to 14.9% for the same period in 2000, reflecting strong enrollment growth, partially offset by increased spending to fund the Company’s announced growth strategy.

•	Net income was $2.0 million compared to $2.1 million for the same period in 2000, as strong growth in EBIT was offset by a reduction in investment income associated with the successful recapitalization of the Company and a lower interest rate environment. Earnings per diluted share were $0.14 compared to $0.14 for the same period in 2000, as diluted weighted average shares outstanding decreased from 15,465,000 to 14,276,000 for the same period in 2000.

Nine Months

•	Total revenues increased by 17.0% to $65.7 million in 2001 compared to $56.1 million for the same period in 2000.

•	Operating income rose 11.5% to $23.5 million from $21.0 million for the same period in 2000. Operating margins were 35.7% compared to 37.5% for the same period in 2000, reflecting additional spending to fund the Company’s announced growth strategy.

•	Net income increased 10.7% to $16.4 million from $14.8 million for the same period in 2000, as strong growth in EBIT was offset by a reduction in investment income associated with the successful recapitalization of the Company and a lower interest rate environment.

Earnings per diluted share rose 15.6% to $1.10 compared to $0.96 for the same period in 2000, as diluted weighted average shares outstanding decreased to 14,847,000 from 15,508,000 for the same period in 2000.

At September 30, 2001, the Company had cash and cash equivalents of $54.4 million and no debt.

Student Enrollment

The Company reported that Fall 2001 Quarter total enrollment at its subsidiary, Strayer University, increased 16% to 14,009 students compared to 12,096 for the same quarter in 2000. Enrollment at mature campuses (those in operation greater than three years) increased 2% to 9,573 students from 9,388. Enrollments at new campuses (those in operation three years or less) increased 41% to 1,598 students from 1,132. Strayer ONLINE enrollments increased 80% to 2,836 students from 1,576. Total students taking courses online (including students at bricks and mortar campuses taking at least one online course) in the Fall 2001 Quarter is 3,672. Across the Strayer University campus network, new student enrollments increased 14.25% and continuing student enrollments increased 16.55%.

Commenting on the results, Robert S. Silberman, President and Chief Executive Officer of Strayer Education, Inc., stated, “The 16% enrollment increase is the highest rate of growth in the Company’s history for a Fall quarter. We are very grateful for this exceptional performance by our students, faculty and administrators during a difficult period for our region and the country as a whole. In the third quarter, our growth continued according to plan across all areas of our business, including mature campuses, new campus openings, and particularly the ONLINE division. We are increasingly confident in the strength of our business model, and the strategy our team is executing.”

Growth Initiatives

New Campus Openings

The Company opened one new campus during the third quarter in Newport News, VA, the second campus located in the Tidewater Region of VA, and the third new campus for the year, bringing the total number of Strayer University bricks and mortar campuses to 17.

The Company also announced it has applied for approval to offer postsecondary education in North Carolina. Subject to receiving approval, the Company plans to open two to three campuses in the State in fiscal 2002.

Expanded ONLINE Investments and New Asynchronous ONLINE Course Offerings

Last quarter, Strayer University began a new asynchronous course pilot program, which featured 5 classes in the initial Summer 2001 Quarter rollout. This program has expanded to include 18 classes, three more than originally expected, for the Fall 2001 Quarter. The Company anticipates 54 classes will be offered in the Winter 2002 Quarter.

Corporate Sponsorships

During the third quarter the Company entered into agreements with EDS, United Parcel Service, Computer Sciences Corporation and the Naval Audit Agency. The addition of these four organizations brings the University’s total number of corporate sponsors to 80 which include AT&T, Verizon, General Motors, PEPCO, Sallie Mae, Litton PRC, Lockheed Martin, Raytheon, the Defense Logistics Agency, the National Guard, the District of Columbia and GSA.

Forbes Ranking

The Company is also pleased to announce that it was selected for inclusion in the October 29, 2001 issue of Forbes Magazine’s prestigious annual ranking of the “200 Best Small Companies in America”.

Business Outlook

The Company reconfirms its guidance of $0.43 — $0.45 fully diluted EPS for the fourth quarter of 2001 and expects to achieve the upper end of its previously announced full year guidance of $1.50 — $1.55 diluted EPS for the fiscal year 2001. Due to strong enrollment growth in the fourth quarter, the Company expects to achieve the upper end of its previous guidance of full year operating margin in the 35-36% range.

Based on the strong double-digit enrollment growth for the Fall Quarter 2001, the Company currently expects it will achieve full year 2002 results in the following ranges: $108 – $112 million in revenue, 34 – 35% operating margins and $1.71 – $1.75 fully diluted EPS, assuming 14.5 million weighted average diluted shares outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss their third quarter 2001 earnings on November 1st at 11:00 a.m. EST. To participate on the live call, investors should dial 800-633-8684 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to www.companyboardroom.com or www.streetevents.com approximately 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at 800-633-8284 or 858-812-6440; pass code 19885208 for 48 hours and on the web site thereafter.

Strayer Education, Inc. is the holding company for Strayer University (www.strayer.edu). Strayer University is an institution of higher education offering graduate and undergraduate degree programs to students at campuses in Washington, D.C., Virginia, and Maryland. Strayer University also offers real-time online courses globally via the Internet through Strayer ONLINE. The University is accredited by the Commission on Higher Education of the Middle States Association of Colleges and Schools and focuses on offering programs to working adult students in the areas of information technology and business. Founded in 1892, Strayer attracts students from around the country and throughout the world.

This press release contains statements that are forward looking and are made persuant to the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the economic environment. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

-Tables to Follow-

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended			For the nine months ended
	September 30,			September 30,
			%
	2000	2001	Change	2000	2001	%

Revenues	$14,691	$18,222	24.0%	$56,144	$65,692	17.0%
Costs and Expenses:
Instructional and educational support	6,750	8,057	19.4%	20,564	24,119	17.3%
Selling and promotion	2,589	3,890	50.3%	6,453	8,727	35.2%
General and administrative	3,160	3,531	11.7%	8,080	9,381	16.1%

	12,499	15,478	23.8%	35,097	42,227	20.3%
Income from operations	2,192	2,744	25.2%	21,047	23,465	11.5%
Operating Margin	14.9%	15.1%		37.5%	35.7%
Investment and other income	1,227	548	-55.3%	3,241	3,407	5.1%

Income before income taxes	3,419	3,292	-3.7%	24,288	26,872	10.6%
Provision for income taxes	1,293	1,284	-0.7%	9,474	10,479	10.6%

Net income	2,126	2,008	-5.5%	14,814	16,393	10.7%
Preferred stock dividends and accretion	—	1,997		—	2,952

Net income available to common stockholders	$2,126	$11	-99.5%	$14,814	$13,441	-9.3%

Diluted net income per share	$0.14	$0.14	2.3%	$0.96	$1.10	15.6%

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED BALANCE SHEET INFORMATION
(Amounts in thousands)

	Dec. 31	September 30,
	2000	2000	2001

Cash and marketable securities	$75,090	$73,951	$54,413
Total current assets	48,137	50,712	78,085
Total assets	119,139	119,066	109,250
Total current liabilities	21,395	25,972	34,351
Total liabilities	21,395	26,052	34,351
Mandatorily redeemable preferred stock	—	—	147,653
Total stockholders’ equity (deficit)	97,744	93,014	(72,754)